Exhibit 10.11

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Execution Version

RESEARCH, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

by and between

Constellation Pharmaceuticals, Inc.

and

The Leukemia & Lymphoma Society

TABLE OF CONTENTS

1. CERTAIN DEFINITIONS.	5
2. RESEARCH PROGRAM AND FUNDING.	13
2.1 THE FUNDING DISTRIBUTION AND MATCHED FUNDS	13
2.2 PAYMENTS	13
2.3 USE OF FUNDING AND MATCHED FUNDS	14
2.4 LIMITATIONS	14
2.5 DONOR DESIGNATED FUNDS	14
2.6 PRESENTATIONS	14
2.7 SITE VISIT(S) TO COMPANY	15
2.8 REPORTS; NOTICES	15
2.9 PROGRAM AUDITS	16
2.10 COMPETITION	16
3. RESEARCH ADVISORY COMMITTEE; DEVELOPMENT COMMITTEE.	17
3.1 RESEARCH ADVISORY COMMITTEE	17
3.2 MEETINGS	17
3.3 RECOMMENDATIONS	18
3.4 DEVELOPMENT COMMITTEE	18
4. CONDUCT OF RESEARCH PROGRAM.	18
4.1 RESPONSIBILITY	18
4.2 STANDARD OF CONDUCT	19
5. REPRESENTATIONS.	19
5.1 MUTUAL REPRESENTATIONS	19
5.2 COMPANY REPRESENTATIONS	20
5.3 DISCLAIMER	21
6. EXPANDED ACCESS/COMPASSIONATE USE PROGRAMS.	21
7. PUBLICATION.	21
7.1 PUBLICATION OF RESULTS	21
7.2 AVAILABILITY OF MATERIALS	21
7.3 PUBLICITY; USE OF PARTY’S NAME	22
8. INTELLECTUAL PROPERTY.	22
8.1 OWNERSHIP.	22
8.2 PREPARATION	22
8.3 COSTS	22
8.4 LLS ASSISTANCE	23
8.5 LICENSE TO LLS BACKGROUND INTELLECTUAL PROPERTY	23
8.6 NON-INFRINGEMENT	23
9. DEVELOPMENT AND COMMERCIALIZATION OF A PRODUCT.	23
9.1 DEVELOPMENT AND COMMERCIALIZATION OF A PRODUCT	23
9.2 COMMERCIALIZATION OF A PRODUCT	24
9.3 PAYMENTS TO LLS	24
9.4 LATE PAYMENTS	24
9.5 PAYMENTS TO COMPANY.	24
10. CONFIDENTIALITY.	25
10.1 CONFIDENTIALITY OBLIGATIONS	25
10.2 EXCEPTIONS TO NON-DISCLOSURE OBLIGATION.	25
11. DISPUTE RESOLUTION.	26
11.1 PROCEDURES MANDATORY	26
11.2 NEGOTIATION	26
11.3 MEETING OF SENIOR MANAGEMENT	26
11.4 FURTHER PROCEEDINGS:	27

11.5 ARBITRATION.	27
11.6 PRESERVATION OF RIGHTS PENDING RESOLUTION.	28
11.7 STATUTE OF LIMITATIONS	28
12. TERM; TERMINATION; INTERRUPTION.	28
12.1 TERM AND TERMINATION	28
12.2 TERMINATION FOLLOWING GENENTECH OPTION EXERCISE	28
12.3 TERMINATION BY COMPANY FOR TECHNICAL FAILURE	29
12.4 TERMINATION BY COMPANY FOR LLS BREACH	29
12.5 TERMINATION BY LLS FOR COMPANY BREACH	29
12.6 INTERRUPTION.	30
12.7 CONSEQUENCES OF TERMINATION.	31
12.8 SURVIVAL; RELEASE.	32
13. INDEMNIFICATION.	32
13.1 INDEMNIFICATION	32
13.2 INDEMNIFICATION PROCEDURES.	33
13.3 INSURANCE	33
13.4 LIMITATION ON LIABILITY	34
14. MISCELLANEOUS PROVISIONS.	34
14.1 RELATIONSHIP OF PARTIES	34
14.2 GOVERNING LAW	34
14.3 COUNTERPARTS	34
14.4 BINDING EFFECT	34
14.5 ASSIGNMENT AND SUBCONTRACTING	35
14.6 ENTIRE AGREEMENT; AMENDMENT AND WAIVER	35
14.7 NOTICE	35
14.8 SEVERABILITY	36
14.9 HEADINGS	36
14.10 CONSTRUCTION OF THIS AGREEMENT	36
14.11 FURTHER ASSURANCES	36
14.12 FORCE MAJEURE	36

Exhibit A – Budget

Exhibit B – Calculation of Allocable Portion

Exhibit C – Milestones and Payments

Exhibit D – Research Plan

Exhibit E – Report and RAC Meeting Schedules

Exhibit F – Form of Warrant

1311 Mamaroneck Avenue, Suite 310 White Plains, NY 10605 USA	215 First Street, Suite 200 Cambridge, MA 02142

RESEARCH, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Agreement (the “Agreement”) is made as of the 31st day of July, 2012 (the “Effective Date”), by and between The Leukemia and Lymphoma Society, a New York nonprofit corporation with its principal place of business at 1311 Mamaroneck Avenue, White Plains, New York 10605 (“LLS”) and Constellation Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 215 First Street, Suite 200, Cambridge, MA 02142 (“Company”). LLS and Company are sometimes hereinafter referred to individually as the “Party” and together as the “Parties”.

WHEREAS, LLS is a national voluntary health agency which, among other activities, encourages and sponsors research relating to leukemia, lymphoma, Hodgkin’s disease and myeloma (the “Disease”) to develop therapies to cure or mitigate the Disease, and engages in other charitable and educational activities to increase understanding and public awareness of the Disease. To further this mission, LLS provides research funding to entities that can demonstrate after LLS’s review process that their proposed research projects have scientific promise to advance LLS’s effort to find treatments and cures for the Disease and its complications.

WHEREAS, Company is in the business of developing pharmaceutical products and has submitted the project proposal and funding request to LLS, dated April 13, 2012, entitled “Development of [**], an inhibitor of BET protein bromodomains, for the treatment of patients with hematologic malignancies” (the “Company Proposal”) and the Company Proposal has been conditionally approved by LLS through its Therapy Acceleration Program Committee.

NOW, THEREFORE, in consideration of the mutual premises herein contained and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows.

1.	Certain Definitions.

1.1    “Affiliate” shall mean, with respect to any Person, any other Person who controls, or is controlled by, or is under direct or indirect common control with, such Person. The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that any portfolio operating company of any stockholder of such Person (which stockholder is a venture capital fund or private equity fund) shall not be deemed to be “under common control with” such Person. Control will be presumed if one Person owns, either of record or beneficially, directly or indirectly, more than fifty percent (50%) of the voting stock of any other Person.

1.2    “Allocable Portion” means the portion of a Transfer Payment considered to be allocable to the Compound, as determined pursuant to Exhibit B as of the effective date of the corresponding Rights Transfer Transaction.

1.3    “Budget” shall mean the total budget for the costs and expenses of the Research Program agreed to by the Parties and included in this Agreement as Exhibit A, which budget (a) may be amended from time to time solely upon the mutual written agreement of the Parties, and (b) shall detail the projected allocation and use of: (i) the funds to be paid by LLS to Company with respect of the Funding; and (ii) the Matched Funds.

1.4    “Business Day” shall mean a day, other than a Saturday, Sunday or day on which commercial banks located in Boston, Massachusetts or New York, New York are authorized or required by law to close.

1.5    “Change of Control Transaction” shall mean the closing of a transaction approved by Company’s Board of Directors pursuant to which any Third Party that was not a shareholder of Company prior to the applicable transaction acquires (whether by merger, consolidation or transfer or issuance of capital stock or otherwise) the voting power to elect a majority of the board of directors or other governing body of Company, or acquires assets constituting all or substantially all of the assets of Company, but excluding any sale by Company of its capital stock to a venture capital firm or similar investment fund or institution pursuant to a bona fide equity financing transaction for the purpose of raising capital, in which no portion of the proceeds is distributed in connection with the transaction to any Person who was a shareholder of the Company prior to the transaction.

1.6    “Claims” shall have the meaning set forth in Section 13.1.

1.7    “Commercially Reasonable Efforts” shall mean the level of effort, expertise and resources to research, develop and commercialize a Product, where such research, development and commercialization is technically feasible, devoting the same degree of attention and diligence to such efforts that is substantially and materially consistent with industry standards for biotechnology companies of a similar size and at a similar stage as Company in the research and development of products at a similar stage in development and of similar potential as a Product, and taking into account other relevant factors, including technical, medical, clinical, efficacy, safety, manufacturing and third party intellectual property considerations.

1.8    “Company Repayment Election” shall have the meaning set forth in Section 12.6(c).

1.9    “Compound” shall mean Company’s proprietary compound identified as [**], including any metabolites, free forms, salts, solvates, hydrates, anhydrous forms, optical isomers and polymorphs thereof.

1.10    “Confidential Information” shall mean the financial terms of this Agreement (other than the amount of the Funding) and any scientific, technical, trade, business or financial information that may be given to the other Party by the disclosing Party and that is treated by the disclosing Party as confidential or proprietary, including, without limitation, Proprietary Material, Research Program Results, research materials and developments, formulations, techniques, methodology, assay systems, formulae, procedures, tests, equipment, data, reports, know-how, sources of supply, patent positioning, relationships with consultants and employees, business plans and business developments, information concerning the existence, scope or activities of any research, development, manufacturing, marketing or other projects of the disclosing Party, and any other confidential or proprietary information about or belonging to the disclosing Party’s suppliers, licensors, licensees, partners, Affiliates, customers, potential customers or others, which the disclosing Party provides to the receiving Party. Confidential Information shall also include all “Confidential Information” disclosed under the Confidentiality Agreement (as defined therein). All such information of a confidential or proprietary nature supplied by a Party in written, electronic, oral or visual form pursuant to this Agreement or the Confidentiality Agreement shall be considered as being Confidential Information of the disclosing Party, whether or not marked as such. The following information shall not be treated as Confidential Information of such Party: information (a) that is in the public domain or is generally known by others in the Field at the time of disclosure; (b) that is in the possession of the receiving Party free of any obligation of confidentiality prior to the time of disclosure as evidenced by written records; (c) that subsequently becomes part of the public domain or becomes publicly known through no fault of the receiving Party; (d) that subsequently is received by the receiving Party without any obligation of confidentiality from a Third Party who is free to disclose the information; or (e) that is independently developed by the receiving Party without the use of any of the disclosing Party’s Confidential Information as evidenced by written records. Notwithstanding anything in this Agreement to the contrary, Research Program Inventions, Research Program Results and Deliverable Reports prior to their public disclosure shall be treated as Confidential Information solely of Company with Company as the disclosing Party and LLS as the receiving Party, subject to the foregoing clauses (a)-(e).

1.11    “Confidentiality Agreement” shall mean the Mutual Nondisclosure Agreement by and between the Parties, dated as of December 7, 2011.

1.12    “Control” shall (except for purposes of Section 1.1) mean the legal authority or right to grant a license or sublicense of Intellectual Property Rights, or to otherwise disclose proprietary or trade secret information.

1.13    “Deliverable Reports” shall mean such reports as listed on Exhibit E.

1.14    “Dollars” shall mean United States dollars.

1.15    “Field” shall mean the treatment of (a) lymphoma, (b) myelodysplastic syndrome (MDS) and/or acute myelogenous leukemia (AML), and/or (c) multiple myeloma.

1.16    “First Commercial Sale” shall mean the first sale by Company, its Affiliates, licensees, sublicensees or transferee in an arm’s-length transaction for end use of the Product in the Field after receipt of the requisite Regulatory Approval. Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate, named patient or similar use shall not be considered to constitute a First Commercial Sale.

1.17    “Funding” shall mean an amount up to, but not to exceed, Seven Million Five Hundred Thousand Dollars ($7,500,000), which is provided by LLS to Company for the Research Program in accordance with the terms, and subject to the conditions, set forth in this Agreement, less any amount returned by Company to LLS pursuant to Section 2.3, 2.9 or 12.6.

1.18    “GAAP” shall mean U.S. generally accepted accounting principles or international financial reporting standards, consistently applied.

1.19    “Genentech Option” shall mean Genentech Inc.’s option to acquire Company pursuant to the terms of the Option Agreement, dated as of January 9, 2012, between Genentech, Inc. and Company, as may be amended from time to time.

1.20    “Indemnitee” shall have the meaning set forth in Section 13.1.

1.21    “Intellectual Property Rights” shall mean any and all rights in and to discoveries, concepts, ideas, Proprietary Material, developments, specifications, methods, drawings, designs, flow charts, diagrams, models, formulae, procedures, processes, schematics, specifications, algorithms, apparatus, inventions, ideas, know-how, materials, techniques, methodologies, modifications, improvements, works of authorship and data (whether or not protectable under patent, copyright, trade secrecy or similar laws), including Patents, utility models, and registered and unregistered designs, including mask works, copyrights, trade secrets, design history, manufacturing documentation, and any other form of protection afforded by law to inventions, models, designs, works of authorship, databases or technical information and applications and registrations with respect thereto.

1.22    “Interruption” shall occur if, at any time following the Release Date and prior to First Commercial Sale of the first Product, Company, its Affiliates, licensees, sublicensees, transferees and/or successors (taken as a whole), have ceased Commercially Reasonable Efforts with respect to the research, development and commercialization of all Products in the Field for a period of [**] (such [**] period, the “Interruption Trigger Period”), and all of the following conditions also apply: (a) (i) there is no good faith, reasonable plan to re-commence such Commercially Reasonable Efforts within [**], as evidenced by a written communication to LLS following such Interruption Trigger Period, explaining how and when such Commercially Reasonable Efforts will recommence and Commercially Reasonable Efforts do not recommence within the [**] period after LLS’s receipt of such written communication, and (ii) a licensee for the rights with respect to at least one Product is not actively being sought at the end of such Interruption Trigger Period and at least one such license for a Compound has not been consummated within [**] after the Interruption Trigger Point (such [**] period, the “License Negotiation Period”); provided, however, that if, at the end of the License Negotiation Period, a licensee for the rights with respect to at least one Compound is actively being sought and negotiations with one or more potential licensees are ongoing, then the License Negotiation Period shall be extended for an additional [**] period, and if at the end of such extended License Negotiation Period, negotiations with a potential licensee are ongoing with a Person with whom negotiations were ongoing at the time of the preceding extension, the License Negotiation Period will be further extended for an additional [**] period at Constellation’s request and subject to LLS’s consent, which consent shall not be unreasonably withheld, conditioned or delayed; and (b) there has not been a Technical Failure.

1.23    “Interruption Election Notice” shall have the meaning set forth in Section 12.6(b).

1.24    “Interruption License” shall mean an exclusive license, except as hereinafter provided in this Section 1.24, under the Research Program Inventions and Research Program Results, and all other Intellectual Property Rights Controlled by Company that are necessary for the development or exploitation of any Product, solely to develop, manufacture, have manufactured, use, have used, sell, offer to sell and import Products in the Field in the Territory, with the right to grant sublicenses. The Interruption License is granted as of the Effective Date, shall be exercisable only pursuant to Section 12.7(d) in the event of an Interruption and provided that, neither Party has exercised the Repayment Election under Section 12.6, and the Interruption License shall be subject in all respects to any rights granted by Company to the Multiple Myeloma Research Foundation, Inc. or to Genentech, Inc. or its Affiliates as of the date the Interruption License becomes exercisable. Notwithstanding the foregoing, if the Genentech Option is exercised, the Interruption License shall be deemed to have terminated immediately prior to the exercise date.

1.25    “Interruption Notice” shall have the meaning set forth in Section 12.6(a).

1.26    “LLS Background Intellectual Property” shall have the meaning set forth in Section 8.5.

1.27    “LLS Repayment Election” shall have the meaning set forth in Section 12.6(b).

1.28    “Major European Country” shall mean the United Kingdom, France, Germany, Spain or Italy.

1.29    “Major Market” shall mean each of the United States, a Major European Country or Japan.

1.30    “Matched Funds” shall have the meaning set forth in Section 2.1.

1.31    “Milestones” means the technical, business or regulatory milestone set forth in Exhibit C.

1.32    “Patents” shall mean patents and patent applications and improvements thereto, including all foreign counterparts, all substitutions, extensions, reissues, renewals, divisionals, continuations and continuations in part relating to such patents and their foreign counterparts.

1.33    “Payment Cap” shall mean an amount equal to the lesser of Twenty Five Million Dollars ($25,000,000) and [**] times the Funding.

1.34    “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.35    “Prime Rate” shall mean the average prime rate published in The Wall Street Journal during the relevant period (calculated by dividing (a) the sum of the prime rates for each of the days during the relevant period, by (b) the number of days in the relevant period).

1.36    “Product” shall mean any form or dosage of pharmaceutical composition or preparation in finished form labeled and packaged for sale that contains the Compound as an active ingredient or a derivative or analog thereof.

1.37    “Proprietary Material” shall mean any and all (a) molecules and/or reagents owned by, licensed to or otherwise proprietary to Company, and (b) derivatives, modifications, improvements, fragments, metabolites, analogs or homologs thereof, which could not have been discovered or made but for the use of a molecule and/or reagent owned by, licensed to or otherwise proprietary to Company.

1.38    “Regulatory Approval” shall mean, with respect to any country, all authorizations by the appropriate governmental entity or entities necessary for commercial sale of a Product in that country, including, without limitation and where applicable, approval of labeling, price, reimbursement and manufacturing. “Regulatory Approval” in the United States shall mean final approval of a new drug application or biologic license application, as the case may be, pursuant to the then-applicable provisions of the Code of Federal Regulations permitting marketing of the Product in interstate commerce in the United States. “Regulatory Approval” in the European Union shall mean final approval of a Marketing Authorization Application, or equivalent, and where applicable, approval of labeling, price, reimbursement and manufacturing.

1.39    “Release Date” shall mean the date on which a Change of Control Transaction can no longer occur pursuant to an exercise of the Genentech Option, including, without limitation, the date on which the Genentech Option terminates without being exercised or is otherwise no longer exercisable, or the date on which such Change of Control Transaction can no longer occur following an exercise of the Genentech Option.

1.40    “Repayment Election” shall mean the LLS Repayment Election or the Company Repayment Election, as applicable.

1.41    “Research Advisory Committee” or “RAC” shall mean the group described in Section 2.

1.42    “Research Plan” shall mean the plan set forth in Exhibit D.

1.43    “Research Program” shall mean the preclinical and clinical Product development activities based on the Research Plan that are conducted by Company and funded in part by LLS.

1.44    “Research Program Invention” shall mean any and all new discoveries, concepts, ideas, Proprietary Material, developments, specifications, methods, drawings, designs, flow charts, diagrams, models, formulae, procedures, processes, schematics, specifications, algorithms, apparatus, inventions, ideas, know-how, materials, techniques, methodologies, modifications, improvements, works of authorship and data (whether or not protectable under patent, copyright, trade secrecy or similar laws and whether or not patentable or reduced to practice), know-how, materials, methods, models, procedures, processes, schematics, specifications, techniques, tools, and any other forms of technology that are conceived, created, discovered, developed, generated, made or reduced to practice or tangible medium of expression during the performance of this Agreement, whether solely by one or more employees or consultants of Company, solely by one or more employees or consultants of LLS, or jointly by one or more employees or consultants of Company and one or more employees or consultants of LLS, in each case relating to the Research Program and/or the Product, together with all related Intellectual Property Rights.

1.45    “Research Program Results” shall mean all data sets, data analyses, reports detailing all optimized conditions and procedures, test results, laboratory notes, techniques, know-how, and any other results that are obtained in the performance of the Research Program.

1.46    “Research Termination Date” shall mean the date when the last Milestone has been achieved.

1.47    “Rights Transfer Transaction” shall mean any licensing or permanent transfer of rights in the Compound or a Product to a Third Party, or any Change of Control Transaction.

1.48    “Technical Failure” shall mean the inability of the Research Program to meet the respective Milestones or for Company to continue the commercial sale of the Product because of (a) material technology/scientific, medical, clinical, efficacy or safety issues, regulatory hindrances, manufacturing difficulties, or partnership or supplier delays; or (b) intellectual property issues that are likely to materially and adversely affect Company’s or its Affiliates’ or sublicensees’ ability to commercialize or market a Product, either of which are unlikely to be resolved within [**]; provided that the applicable condition(s) in (a) or (b) are not due to the failure to exercise Commercially Reasonable Efforts. For clarification purposes, the Company reserves the right under this Agreement to determine that a Product will not be able to achieve or continue to achieve a reasonable return and discontinue Commercially Reasonable Efforts. However, a discontinuation for reasons other than those specified in (a) and (b) above would not constitute a Technical Failure, and instead, if such cessation constitutes an Interruption, the remedy set forth in Section 12.6 of this Agreement would be applicable.

1.49    “Territory” shall mean worldwide.

1.50    “Third Party” shall mean any Person which is not a Party or an Affiliate of any Party to this Agreement.

1.51    “Transfer Payments” shall mean any payment that Company actually receives, either as an upfront payment or a payment contingent on the achievement of certain research or development milestones, in connection with any Rights Transfer Transaction, other than amounts received from a partner or licensee that are committed to cover future industry standard, fully burdened costs incurred by Company in the performance of research, development, manufacture and commercial support activities to be performed by Company under a license or transfer agreement in connection with a Product. In the event that Company or its shareholders receives in lieu of or in addition to cash with respect to any such payment shares of capital stock or other ownership interests in a Third Party company, the Transfer Payment for such payment shall include the fair market value of such capital stock or other ownership at the time of the transaction, assuming an arm’s-length transaction made in the ordinary course of business, and Company shall be entitled to pay the portion of such Transfer Payment that it may owe to LLS fully in cash or Company may, at Company’s election, pay the portion of such Transfer Payment that it may owe to LLS in cash and/or shares of capital stock or other ownership interest, where the proportion of such portion of the Transfer Payment paid to LLS in shares of capital stock or other ownership interest does not exceed the proportion such non-cash consideration represents of the total payments made to Company on which the portion of the Transfer Payments owed to LLS are calculated.

1.52    “Warrant” shall mean the warrant issued by Company to LLS on the Effective Date in the form attached hereto as Exhibit F.

2.	Research Program and Funding.

2.1    The Funding Distribution and Matched Funds. LLS agrees to provide the Funding, not to exceed Seven Million Five Hundred Thousand Dollars ($7,500,000), to Company to fund the Research Program according to the Budget and the Milestones. The Milestones may be revised by agreement of the Parties in writing from time to time, provided that the total amount of the Funding shall not be increased except by an amendment to this Agreement agreed upon by the Parties. Company agrees to provide funding for the Research Program set forth in the Budget (the “Matched Funds”).

2.2    Payments. LLS shall pay the applicable portion of the Funding to Company within [**] after receipt of an invoice from Company stating that the corresponding Milestone has been achieved. All payments to be made hereunder (including, without limitation, pursuant to Section 9) shall be made in Dollars.

2.3    Use of Funding and Matched Funds. The Funding and Matched Funds shall be used exclusively for the payment of expenses included in the Budget. The Company is not required to segregate Funding or Matched Funding from other Company funds. Should actual expenses of the Research Program funded be less than the expenses included within the Budget, then any excess Funding (after taking into account all committed but not paid or accrued expenditures, reasonably agreed upon by the Parties in good faith) shall be returned to LLS no later than [**] after the Research Termination Date.

2.4    Limitations. Notwithstanding Section 2.3 above or any contrary provision contained herein, LLS shall not be required to make any payment or additional payment in respect of the Funding:

(a)    in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000); or

(b)    if this Agreement is terminated in accordance with Section 12, except as may otherwise be provided in Section 12.

2.5    Donor Designated Funds. Where the Funding is, in part or whole, provided by a donor to LLS who requests that the donated funds be restricted for support of Company, Company agrees to participate in reasonable promotional/publicity activities that do not unreasonably interfere with the Research Program and Company’s other business activities, as reasonably requested and upon reasonable advance notice, provided, however, that Company shall have no obligation to publish or disseminate information that contains Company’s Confidential Information or proprietary know-how or trade secrets or will compromise securing patent protection of Company’s Intellectual Property Rights or Research Project Inventions. Company shall not be obligated to participate in more than [**] such promotional/publicity activities per [**]. Additional meeting requests shall be discussed and may be mutually agreed upon by the Parties.

2.6    Presentations. Company agrees to use good faith efforts to provide, as reasonably requested and upon reasonable advance notice by LLS to Company, a representative(s) reasonably acceptable to LLS for internal and external presentations or meetings regarding the Research Program, provided, however, that Company shall have no obligation to publish or disseminate information that contains Company’s Confidential Information or proprietary know-how or trade secrets or will compromise securing patent protection of Company’s Intellectual Property Rights or Research Project Inventions. Such Company representative(s) shall discuss the presentation or meeting with the Team Leaders (as defined in Section 3.1) and designated LLS representatives at least [**] prior to the presentation. Company shall acknowledge the support of LLS in all such presentations. Notwithstanding the foregoing, Company shall not be obligated to use good faith efforts to participate in more than [**] LLS presentations or meetings regarding the Research Program per [**]. Additional presentation requests shall be discussed and mutually agreed upon by both Parties.

2.7    Site Visit(s) to Company. During the Research Program, LLS shall have the right, no more than [**], during normal business hours and upon reasonable notice of at least [**], to have a representative reasonably acceptable to Company inspect Company records in order to review and assess progress and results of the Research Program.

2.8    Reports; Notices. Company shall with respect to the Research Program (x) maintain a system of accounting in accordance with GAAP, (y) keep full and complete financial records and maintain an effective system of internal controls, and (z) furnish to LLS the following reports and/or notices, all of which, for clarity, shall be Company’s Confidential Information:

(a)    Company shall provide within [**] prior to each RAC meeting a progress report of the Research Program since the prior RAC meeting.

(b)    Company shall provide within [**] after the end of each calendar year ending prior to the Research Termination Date and within [**] after the calendar quarter in which the Research Termination Date occurs, financial reports which describe the use of the Funding amounts and the Matched Funds (including, without limitation, a breakdown of the actual costs of the Research Program and how such Funding amounts and Matched Funds have been allocated and in fact used in respect of the Research Program), any Milestones achieved, and a summary of the development activities conducted with respect to Products under the Research Program during the applicable period covered by such report, together with such other summary information pertaining to activities in the Research Program during such period as LLS may reasonably request in writing, prior to preparation of such report, be included in such report.

(c)    Within [**] after the Research Termination Date, a final progress report which shall (i) be prepared by Company or a Company-approved Third Party, and (ii) set forth a summary of the activities conducted in the Research Program and a summary of Company’s final analysis, summary tables, data listings, results and conclusions from the Research Program.

(d)    As soon as practicable during the Research Program and thereafter, notice of any license, sublicense or transfer of any Research Program Invention, or permitted assignment by Company of this Agreement or its rights and/or obligations hereunder, or of any Change of Control Transaction (other than a Change of Control Transaction pursuant to the exercise of the Genentech Option).

(e)    Notice of the exercise of the Genentech Option within [**] after such exercise.

(f)    As soon as practicable, notice of all material actions, suits, claims, proceedings, investigations and inquiries that directly, or indirectly and materially, involve Company.

(g)    Within [**] after [**] of each calendar year following the Research Termination Date until First Commercial Sale, progress reports and status updates on Company’s activities with respect to the Product, including, without limitation, the development and/or commercialization of any Products.

2.9    Program Audits. During the Research Program, LLS shall have the right (at LLS’s expense, except as provided in this Section 2.9 below), during normal business hours, upon at least [**] written notice, and no more than [**], to have a mutually acceptable independent audit firm, that has agreed to comply with the confidentiality requirements contained in this Agreement, to inspect Company’s records, as they relate to the Research Program, to verify that Company has complied with Section 2.3. In the event that any such examination shows any material use of any portion of the Funding that is inconsistent with Section 2.3, Company shall reimburse LLS for such portion plus interest calculated at the Prime Rate plus [**] percentage points, and if such portion exceeds [**] percent ([**]%) of the Funding during the audited period, Company shall also pay the reasonable cost of the examination. For clarity, nothing in this Section 2.9 shall require Company to return any portion of the Funding that it has not expended.

2.10    Competition. Subject to LLS’s compliance with its obligations of confidentiality under this Agreement, nothing in this Agreement shall restrict LLS from funding other research and development efforts, including without limitation efforts by any other researchers that fall within the scope of the Research Program or the Field.

3.	Research Advisory Committee; Development Committee.

3.1    Research Advisory Committee. The Parties shall form a Research Advisory Committee (the “RAC”) for the Research Program which shall serve as a forum for communication and discussion of the activities under the Research Program. The RAC shall be discontinued upon the Research Termination Date or in the event the Research Program otherwise ends. The RAC shall consist of [**] members, [**] members to be appointed by each Party. Each Party may appoint or substitute any of its members serving on the RAC by written notice to the other Party. One (1) representative from each Party shall be designated as “Team Leader” and the Company Team Leader shall serve as the Chairperson of the RAC. Notwithstanding the formation of the RAC or anything in this Agreement to the contrary, Company shall have sole decision-making authority with respect to all aspects of the Research Program, provided that it shall reasonably consider LLS’s recommendations.

3.2    Meetings. The RAC shall hold meetings (in person or by teleconference) at such times, places and frequency as the Team Leaders may mutually agree, with the objective of meeting every [**] during the Research Program as set forth in Exhibit E. The first meeting of the RAC shall be held within [**] after the Effective Date. The quorum for RAC meetings shall be [**] members, provided that there is at least one (1) member from each Party. A [**] RAC member shall keep minutes of the meetings that reflect in reasonable detail all material recommendations decided at such meetings. Such minutes shall not be deemed to amend or waive any provisions of this Agreement, and shall be subject to review by both Parties. Minutes shall be circulated by the Chairperson within [**] after each RAC meeting. From time to time, between scheduled meetings, LLS staff may reasonably consult with Company for updates regarding the progress of the Research Program. Either Party shall have the right upon reasonable prior notice to the other to invite non-RAC members or external parties/consultants to any RAC meeting, provided that (a) any invitation extended to any external party/consultant shall be subject to the other Party’s approval, and (b) any such attendee is under confidentiality terms no less stringent than those contained in Section 10 of this Agreement, and (c) there is mutual agreement of the Parties that there is no conflict of interest by the external parties/consultants.

3.3    Recommendations. The RAC shall be an advisory body, with recommendations rendered by unanimous vote, with the RAC members of Company collectively having one (1) vote and the RAC members of LLS collectively having one (1) vote. Company shall have the sole discretion as to whether and/or how to implement any recommendations of the RAC.

3.4    Development Committee. After the Research Termination Date, Company shall maintain a development committee appropriate to the stage of development of the Product. LLS will have the right, but not the obligation, to designate one (1) non-voting member to such committee who is reasonably acceptable to Company and to any Third Party that may also have members on such committee, and LLS’s member may attend one meeting of such committee annually.

4.	Conduct of Research Program.

4.1    Responsibility. Company shall have sole responsibility and control over all aspects of the Research Program. Without limiting the foregoing, Company shall be responsible for management and conduct of the Research Program and shall in particular: (a) maintain complete and accurate records of all Research Program Results; (b) provide to the RAC (if it is then in existence) a summary of the Research Program Results annually; (c) consider, review and propose to LLS amendments or modifications to the Research Plan from time to time in such manner as may be appropriate based on any interim Research Program Results; and (d) review, substantiate and demonstrate to the reasonable satisfaction of the RAC and the senior management of LLS the accomplishment of Milestones. As between the Parties, Company shall have the sole responsibility for the health and safety of human subjects studied in the course of the Research Program, including any clinical trial conducted by Company pursuant to this Agreement.

4.2    Standard of Conduct. Company agrees to use the Funding solely for the payment or reimbursement of the expenses of the Research Program specified in the Budget, and shall use Commercially Reasonable Efforts in its conduct of the Research Program substantially in accordance with the Research Plan with the goal of developing a Product for commercial sale.

In the event that LLS has a reasonable, good faith basis to believe that Company is not using Commercially Reasonable Efforts to achieve the Milestones, LLS shall give written notice thereof to Company specifying the basis for such belief. LLS and Company shall negotiate in good faith to attempt to mutually address LLS’s concerns.

5.	Representations.

5.1    Mutual Representations. Each Party represents and warrants to the other that (a) it has the power and authority to execute and deliver this Agreement and to perform its obligations set forth in this Agreement; (b) the execution, delivery and performance of this Agreement have been duly and validly authorized and approved; (c) this Agreement is a legal and valid obligation binding of such Party and enforceable in accordance with its terms; (d) the execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and (e) it shall perform its obligations under this Agreement in material accordance with applicable laws, rules and regulations.

Without limitation of the foregoing, the Parties warrant that they will comply with the federal anti-kickback statute (42 U.S.C. 1320a-7(b) and the related safe harbor regulations); and the Limitation on Certain Physician Referrals, also referred to as the “Stark Law” (42 U.S.C. 1395 (n)). In the event that any part of this Agreement is determined to violate federal, state, or local laws, rules, or regulations, the Parties agree to negotiate in good faith revisions to the provision or provisions that are in violation. In the event the Parties are unable to agree to new or modified terms as required to bring the entire Agreement into compliance, either Party may terminate this Agreement immediately upon written notice to the other Party. In addition, the Parties warrant that they will comply with the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder.

5.2    Company Representations. Company represents and warrants to LLS that Company, itself or acting through its subcontractors, (a) has or will have, to Company’s knowledge as of the Effective Date, the knowledge, skills and experience to perform the Research Program, and (b) shall obtain and maintain all licenses, permits, consents and other approvals and authorizations required to conduct the Research Program and shall do so in material conformity with all applicable laws and regulations.

Company also represents that it is not debarred and that it does not knowingly use in any capacity, directly or indirectly, the services of any individual or entity which is debarred by the FDA pursuant to 21 U.S.C. Section 335a(a) or (d) for any of the services or research hereunder. Company will promptly disclose in writing to LLS if Company knows that any individual or entity providing services hereunder is debarred or if any action, claim, investigation or legal or administrative proceeding is pending or threatened (a “debarment action”) relating to the debarment of Company or any individual/entity performing services under this Agreement upon notice of such debarment action. In the event such debarment or notice of debarment action, LLS shall have the right to terminate this Agreement immediately upon written notice to Company, with the consequences set forth in Section 12.7(b), subject to Section 12.8(b).

Company further represents that it is not excluded and does not knowingly use in any capacity, directly or indirectly, the services of any individual or entity which is excluded by the Office of the Inspector General (OIG) pursuant to Social Security Act Sections 1128(a), (b) and (c) and or 42 U.S.C. Section 1320a-7 for any of the services or research hereunder. Company will promptly disclose in writing to LLS if Company knows that any individual or entity providing services hereunder is excluded or if any action, claim, investigation or legal or administrative proceeding is pending and or threatened (an “exclusion action”) relating to the exclusion of Company or any individual/entity performing services under this Agreement upon notice of such exclusion action. In the event of such exclusion or notice of exclusion action, LLS shall have the right to terminate this Agreement immediately upon written notice Company, with the consequences set forth in Section 12.7(b).

5.3    DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH PROGRAM, RESEARCH PROGRAM RESULTS, OR ANY PRODUCT RESULTING FROM THE RESEARCH PROGRAM. The Parties understand and agree that development and commercialization of any Product in the Field will require Regulatory Approval and that no Party is guaranteeing the safety or efficacy of any Product in the Field.

The Parties acknowledge that no warranties are being made with respect to the Intellectual Property Rights, nor are any warranties being made with respect to the Research Program Results or Research Program Inventions. Company makes no guarantees as to the success or any outcome of the Research Program.

6.	Expanded Access/Compassionate Use Programs.

During the Term, if the Parties believe that there is sufficient safety and efficacy data to support expanded access and/or compassionate use of the Product, then (a) the Parties will work together in an effort to create a plan for expanded access and/or compassionate use of the Product so that the neediest patients may have the opportunity to benefit from the Product; provided, however, that only upon mutual agreement of the Parties will any such plan be created or implemented; and (b) expertise will be provided by LLS and/or its consultants to develop such plan that meets with Company’s approval.

7.	Publication.

7.1    Publication of Results. Company shall have the sole right to publish the Research Program Results. If LLS determines that Research Program Results have scientific significance that would be of significant interest to the broader research community, LLS shall notify Company in writing, and Company shall consider in good faith LLS’s comments, provided that Company shall have the final decision as to whether and when to publish or otherwise cause to be publicly disseminated within the research community such Research Program Results, together with the underlying data. Company shall use reasonable efforts to acknowledge the support of LLS in all such publications.

7.2    Availability of Materials. LLS is interested in advancing the body of general scientific knowledge in the Field by making available physical materials, research tools and resources developed during or emanating from research that it funds. If Company determines that such items emanating from the Research Program can be made available, Company may make such items available to academic researchers for non-commercial research, scientific publications and seminar presentations.

7.3    Publicity; Use of Party’s Name. Neither Party shall use the name of the other Party, its trademarks, service marks, logos, or the name of any principal investigator, or any employee or agent, for any press release, marketing, advertising, public relations or other purposes without the prior written consent of the other Party, except that either Party may use the name of each other, disclose the existence of this Agreement, and include a general description of the nature of the Research Program in any descriptions on its website, in its research portfolio, fundraising activities and its reporting requirements. Beginning on the Effective Date and through the period ending at least [**] following the First Commercial Sale, Company shall use reasonable efforts to acknowledge LLS’s financial contribution in any press releases, announcements or publications made by Company directly related to the Research Program or the Product; provided, however, that any unintentional failure by Company to include such acknowledgement shall not be a breach of this Agreement.

8.	Intellectual Property.

8.1    Ownership.

(a)    Each Party will retain ownership and control of their respective works of authorship, inventions, know-how, information, and data, and all Intellectual Property Rights therein, that were in existence as of the Effective Date or are later generated outside of the scope of the performance by each Party of its obligations under this Agreement.

(b)    All Research Program Inventions shall be owned by Company. LLS hereby assigns to Company all of LLS’s right, title and interest in any and all Research Program Inventions. LLS agrees to reasonably assist Company in securing for Company any patents, copyrights or other proprietary rights in such Research Program Inventions, and agrees to take such actions and execute such documents as Company may reasonably request in connection with providing such assistance, or effecting the foregoing assignment, or otherwise to vest in Company all right, title and interest in such Research Program Inventions.

8.2    Preparation. Company shall take responsibility for the preparation, filing, prosecution and maintenance of any Patents claiming Research Program Inventions.

8.3    Costs. Company shall be responsible for all costs incurred in the preparation, prosecution and maintenance of Patents claiming Research Program Inventions.

8.4    LLS Assistance. LLS will assist Company in any reasonable manner in the procurement and maintenance of all Intellectual Property Rights in the Research Program Inventions, provided, however Company shall cover all related expense at its sole cost. Without limiting the foregoing, LLS will execute, and cause its employees and representatives to execute, upon Company’s request, any assignments, applications and other documents that Company believes may be necessary or appropriate to protect or perfect the Intellectual Property Rights in the Research Program Inventions. LLS will ensure that its employees and consultants who participate in activities under this Agreement are obligated to assign or otherwise transfer all right, title and interest in and to all Intellectual Property Rights in the Research Program Inventions to Company or its designee and will, as requested by Company, obtain for Company the execution of all necessary applications or other documents therefore from any employee or consultant.

8.5    License to LLS Background Intellectual Property. LLS shall grant to Company upon Company’s request a non-exclusive, royalty-free, worldwide license for the term of this Agreement, with the right to sublicense, to all Intellectual Property Rights Controlled by LLS as may be reasonably available for such license grant which Company determines to be necessary or useful for the development or exploitation of any Product (“LLS Background Intellectual Property”).

8.6    Non-Infringement. To Company’s actual knowledge as of the Effective Date, neither the development of the Compound in accordance with the Research Plan, nor the commercialization of a Product in the form Company anticipates as of the Effective Date such Product to take, will infringe any valid and enforceable Intellectual Property Right existing as of the Effective Date that is Controlled by a Third Party.

9.	Development and Commercialization of a Product.

9.1    Development and Commercialization of a Product. Following the completion of the Research Program, Company shall, at its own (as compared to LLS’s) expense, use Commercially Reasonable Efforts to develop and, following receipt of Regulatory Approval in the applicable Major Market, to commercialize at least one (1) Product in the Field in each of the Major Markets.

9.2    Commercialization of a Product. Company and/or its licensees, sublicensees, transferees and successors (as compared to LLS) shall have the exclusive rights to develop, commercialize, market, sell and distribute any or all Products throughout the Territory. Nothing in this Agreement (other than the Interruption License) shall be construed to grant to LLS any right or license to any of Company’s technology or Intellectual Property Rights and only licenses and rights granted expressly herein shall be of legal force and effect, and no license or other right shall be created hereunder by implication, estoppel or otherwise.

9.3    Payments to LLS. In consideration of the Funding and other rights granted to Company hereunder, Company shall make the following payments to LLS:

(a)    [**];

(b)    [**];

(c)    [**];

provided that, (x) in no event shall the amount paid to LLS pursuant to this Section 9.3 exceed the Payment Cap; and (y) if a payment is made to LLS either pursuant to Section 9.3(b) or Section 9.3(c) and the event that would give rise to the other such payment has not occurred within [**] after the first such payment, the Company shall make the second such payment to LLS on such [**] regardless of the fact that such event has not occurred.

(d)    The payments to LLS under subparagraphs (a), (b) and (c) shall be made within [**] after the event giving rise to the payment.

(e)    For clarity, Company shall have no obligation to make any payment under this Section 9.3 from and after the date on which LLS has exercised the Warrant.

9.4    Late Payments. In case of any delay in payment by Company to LLS not occasioned by force majeure, interest shall be calculated at the Prime Rate plus [**] percentage points from the [**] after the date on which the applicable payment first becomes due from Company.

9.5    Payments to Company.

(a)    In the event that, pursuant to Section 12.7(d)(i), the Interruption License becomes exercisable by LLS, then, in lieu of any other payments pursuant to this Agreement (other than payments under Section 9.3 previously paid by Company to LLS in accordance with this Agreement), the Parties shall share equally, subject to this Section 9.5, any amount LLS receives with respect to the Product (including amounts received in connection with sublicenses of the Interruption License), except that, LLS’s share shall increase and Company’s share shall decrease by [**] percentage points ([**]%) for each [**] Dollars ($[**]) LLS spends in addition to the Funding with respect to the research, development and/or commercialization of the Product after Interruption License becomes exercisable, except that, in no event shall Company’s share decrease below [**] percent ([**]%). Thus, for example, if LLS’s expenditures after the Interruption License becomes exercisable are [**] Dollars ($[**]), LLS’s share will increase to [**] percent ([**]%) and Company’s share will decrease to [**] percent ([**]%).

(b)    The share set forth in Section 9.5(a) shall be paid to Company within [**] after LLS receives any amount giving rise to a payment obligation to Company under Section 9.5(a), together with a report identifying in reasonable detail the basis for and calculation of such payment. Section 9.4 shall apply mutatis mutandis to payments from LLS to Company under this Section 9.5.

10.	Confidentiality.

10.1    Confidentiality Obligations. For a period of [**] following the last disclosure by a Party of Confidential Information pursuant to this Agreement, the receiving Party agrees that it will maintain the confidentiality of and will not disclose to any Third Party, or use for any purpose other than as contemplated by this Agreement, any Confidential Information furnished to it by the disclosing Party, except as permitted herein. The receiving Party agrees that any dissemination of the disclosing Party’s Confidential Information to its employees shall be limited to the extent reasonably possible and that the receiving Party shall take reasonable steps to instruct all Persons to whom any such Confidential Information is disclosed of the confidential nature of such information, the proprietary right of the disclosing Party therein, and the obligation of such person to maintain the confidentiality of such information during and after employment with the receiving Party. The receiving Party shall also take appropriate action to reasonably assure that any consultants, agents or independent contractors of the receiving Party who are hired or engaged by the receiving Party shall comply with the terms of this Section 10.

10.2    Exceptions to Non-Disclosure Obligation.

(a)    In the event that the receiving Party is required or requested by law or government order to disclose any of the disclosing Party’s Confidential Information, the receiving Party will, to the extent permitted by law, (i) promptly notify the disclosing Party of any such request or requirement, and of the circumstances relating to such disclosure and the proposed scope thereof, so that the disclosing Party may seek an appropriate protective order or other appropriate protections, (ii) provide reasonable assistance at the disclosing Party’s request so the disclosing Party may seek to obtain a protective order or other reliable assurance that confidential treatment will be accorded such Confidential Information, and (iii) disclose only such Confidential Information as is minimally required to be disclosed.

(b)    Notwithstanding Section 10.1 or Section 7, Company may, without LLS’s consent, (i) publish or otherwise publicly disclose the Research Program Results or any Research Program Inventions, (ii) disclose the terms of this Agreement and the nature of the relationship between the Parties to existing and potential investors and acquirors (including, without limitation, Genentech, Inc. and its Affiliates) and to existing and potential licensors, licensees and subcontractors, provided that such individuals or entities agree to maintain the confidentiality of any Confidential Information of LLS on terms no less stringent than the terms contained in this Agreement, or, in the case of disclosures to Genentech, Inc. and its Affiliates, pursuant to the applicable agreement between Genentech Inc. and Company, and (iii) disclose the terms of this Agreement to Company’s directors, officers or shareholders.

11.	Dispute Resolution.

11.1    Procedures Mandatory. The Parties agree that any claim or dispute arising out of or relating to this Agreement, other than matters with respect to which this Agreement expressly gives a Party sole decision-making authority, shall be resolved solely by means of the procedures set forth in this Section 11.

11.2    Negotiation. Any Party who wishes to make a claim arising out of or relating to this Agreement must notify the other Party in writing setting forth the claim together with a reasonable description of the facts and circumstances supporting such claim. The Parties have [**] after receipt of the claim notice by the other Party to resolve the dispute informally.

11.3    Meeting of Senior Management. During the term of this Agreement, if the aforesaid [**] period terminates without resolution of the claim, either Party may request a meeting between senior management of the Parties to resolve the dispute and shall propose at least [**] different non-holiday (U.S. or Canadian) weekdays (and times) within the [**] after the request when such a meeting may take place, none to be sooner than [**] after the request is received. If none of the times and dates proposed are acceptable to the other Party, that Party shall, not later than [**] after receiving the request, counter-propose in writing at least [**] different non-holiday weekdays (and times) within the same period, none to be sooner than [**] after the counter-proposal is received. The Party who made the initial request shall respond to any counter-proposed dates in writing not later than [**] after receiving the counter-proposal. Such a meeting may be either by telephone or in person. If a meeting is agreed upon, the Parties must participate unless it is rescheduled by agreement.

11.4    Further proceedings:

(a)    The Party requesting the meeting may proceed to arbitration if the other Party has not agreed to a meeting or counter-proposed a meeting within [**] after receiving the claiming Party’s request, or has failed to participate in an agreed meeting.

(b)    The Party receiving a request for a meeting may proceed to arbitration if the other Party has not agreed to a meeting within [**] after receiving a counter-proposal, or has failed to participate in an agreed meeting.

(c)    Either Party may proceed to arbitration if a meeting takes place and the claim is not resolved or if a claim arises after the term of this Agreement.

11.5    Arbitration.

(a)    Any Party entitled under Section 11.4 to proceed with arbitration may submit the claim or dispute to arbitration conducted by JAMS or any corporate successor of JAMS or, if unavailable, by the American Arbitration Association or any corporate successor of the American Arbitration Association, under the rules of such organization generally applicable to commercial disputes. The arbitration shall be conducted by a single, impartial arbitrator mutually acceptable to the Parties with relevant experience in transactions comparable to the transactions contemplated by this Agreement. In the event the Parties cannot agree on an arbitrator within [**] after submission of the claim to arbitration, the Parties shall have an arbitrator appointed by JAMS, or the American Arbitration Association, as applicable. Such arbitration shall be the exclusive means of proceeding further in the dispute resolution process.

(b)    The arbitration shall be held in the County of New York in the State of New York, unless the Parties agree otherwise. As a condition of appointment of the arbitrator, said arbitrator shall agree to use her/his best efforts to conclude the proceeding within [**]. Said arbitrator shall further have the authority to limit the volume of evidence and documents to be submitted by the Parties. The arbitrator is authorized to award such injunctive and monetary relief as he, she or they believe(s) appropriate. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties. The arbitration shall otherwise be governed by the United States Arbitration Act, 9 U.S.C. Section 1 et seq. Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof.

11.6    Preservation of Rights Pending Resolution.

(a)    Performance to Continue. Each Party shall continue to perform its obligations under this Agreement pending final resolution of any claim or dispute arising out of or relating to this Agreement unless the Agreement is rightfully terminated or rescinded.

(b)    Provisional Remedies. Although the procedures specified in this Section 11 are the sole and exclusive procedures for the resolution of any dispute set forth in Section 11.1, either Party may seek a preliminary injunction or other preliminary relief from a court of competent jurisdiction or the arbitrator to avoid irreparable harm or to preserve its rights pending resolution of these dispute resolution procedures.

11.7    Statute of Limitations. All applicable statutes of limitation and time-based defenses (such as estoppels and laches) concerning a claim subject to this dispute resolution process shall be tolled upon the sending of a notice of such claim as specified in Section 11.4 above, and such toll shall continue until the time [**] after the date that the claimant becomes entitled to commence arbitration hereunder.

12.	Term; Termination; Interruption.

12.1    Term and Termination. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Section 12 shall terminate when there are no longer any payment obligations owing from Company to LLS pursuant to Section 9.3, or, if applicable, from LLS to Company pursuant to Section 9.5.

12.2    Termination Following Genentech Option Exercise. This Agreement shall automatically terminate in its entirety (including, without limitation, any and all provisions that by their terms of this Agreement would otherwise survive termination of this Agreement) without prior notice, and neither Party shall have the right to dispute such termination or have any further obligations hereunder, effective immediately prior to the close of the Change of Control Transaction pursuant to the exercise of the Genentech Option, except that the release set forth in Section 12.8(b)(ii) shall apply and survive such termination.

12.3    Termination by Company for Technical Failure. Company shall have the right to terminate this Agreement in the event of a Technical Failure. Company shall provide LLS thirty (30) days notice of a Technical Failure, which notice shall provide an explanation of the reason, for the Technical Failure. If LLS disagrees with such notice, such dispute shall be resolved in accordance with Section 11 of this Agreement.

12.4    Termination by Company for LLS Breach. Company may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event LLS shall have materially breached or defaulted in the performance of any of its material covenants or obligations hereunder, and such breach or default shall have continued for [**] after written notice thereof was provided to LLS by Company.

12.5    Termination by LLS for Company Breach. Notwithstanding any provision contained herein or in any other document to the contrary, LLS may, without prejudice to any other remedies available to it at law or in equity (except as set forth in Section 12.8(b)), terminate this Agreement upon the occurrence of any of the following events (each a “Default”) (provided, however, that, in each instance (other than pursuant to Section 12.5(d)), Company shall have [**] following Company’s receipt of written notice from LLS to Company of the occurrence of a Default to cure such Default):

(a)    Any material violation by Company of any applicable law in the conduct of the Research Program;

(b)    Any material breach or default by Company in the performance of any of its covenants or obligations hereunder (other than any Interruption, which shall be governed by Section 12.6 and not this Section 12.5);

(c)    Any representation or warranty made by Company in this Agreement that is not true in any material respects; and/or

(d)    A case or proceeding (i) under the bankruptcy laws of the United States now or hereafter in effect is filed against Company or all or substantially all of its assets and such petition or application is not dismissed within one hundred twenty (120) days after the date of its filing or Company shall file any answer admitting and not contesting such petition, or (ii) under the bankruptcy laws of the United States now or hereafter in effect or under any insolvency, reorganization, receivership, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or equity) is filed by Company for all or substantially all of its assets.

12.6    Interruption.

(a)    LLS shall notify Company in writing if it believes an Interruption has occurred (the “Interruption Notice”). If Company disputes the Interruption Notice, it shall respond in writing within [**] of receipt of the Interruption Notice providing specific evidence supporting its response. If LLS disagrees with such response, such dispute shall be resolved in accordance with Section 11 of this Agreement.

(b)    If Company agrees with the Interruption Notice or fails to respond to the Interruption Notice within the specified [**], then LLS may provide Company with written notice (the “Interruption Election Notice”) electing either of the following as its exclusive remedy and Company’s sole and exclusive liability with respect to such Interruption: (i) to receive repayment of the Funding (less any amount previously paid to LLS under Section 9.3) (the “LLS Repayment Election”), in which event the Interruption License shall terminate; or (ii) to exercise the Interruption License, subject to Section 12.6(c).

(c)    If LLS elects the Interruption License pursuant to Section 12.6(b)(ii), then Company shall have the right, exercisable in writing to LLS within [**] after receipt of the Interruption Election Notice, to elect to pay to LLS [**] times the Funding (less any amount previously paid to LLS under Section 9.3) (the “Company Repayment Election”), in which event the Interruption License shall not be exercisable by LLS and shall terminate.

(d)    If Company does not make the Company Repayment Election pursuant to Section 12.6(c), LLS shall be entitled to exercise the Interruption License, and this Agreement shall terminate, as set forth in Section 12.7(d).

(e)    If either Party exercises the Repayment Election, LLS shall retain its rights to payments from Company pursuant to Section 9.3, which shall be calculated based on the Funding paid to Company prior to the exercise of the Repayment Election.

12.7    Consequences of Termination.

(a)    All Terminations. Upon termination of this Agreement, each Party shall return to the other Party, upon the other Party’s request, all tangible items of the other Party in its possession or under its control evidencing the Confidential Information of the other Party; provided, that neither Party shall be required to return or destroy automatically created copies of the other Party’s Confidential Information stored on system back-up media. The termination of this Agreement will not affect any rights or claims of a Party hereunder that accrued prior to the date of such termination (except pursuant to Section 12.8(b)).

(b)    Termination by LLS Pursuant to Section 5.2 or 12.5. Upon termination of this Agreement by LLS pursuant to Section 5.2 or 12.5, Company shall within [**] after the date of termination pay to LLS an amount equal to [**] times the amount of the Funding. In addition, if Company continues development of a Product after such termination, Company shall pay LLS the payments specified in Section 9.3, subject to the Payment Cap.

(c)    Termination by Company Pursuant to Section 12.4. Upon termination of this Agreement by Company pursuant to Section 12.4, LLS shall compensate Company for the work Company has completed up to the date of termination by paying Company the balance of any funds owed for each completed Milestone and a pro rata portion of the amount due for any partially completed Milestone prior to the receipt of notice of termination after receiving documentation from the Company documenting any partially completed work. However, such payment, together with all other payments made by Company to LLS pursuant to this Agreement, shall not exceed the maximum Funding provided for in Section 2.1 of this Agreement. [**].

(d)    Termination Due to Interruption. If this Agreement terminates pursuant to Section 12.6(d) and neither Party makes the Repayment Election:

(i)    LLS shall be entitled to exercise the Interruption License; and

(ii)    Company shall, upon LLS’s reasonable request, provide LLS, at no charge, with access to the Research Program Inventions and Research Program Results, data, and, to the extent not integral to another product or product candidate of Company, all other materials that Company Controls necessary to practice the Interruption License; and

(iii)    Section 9.5 shall survive termination.

12.8    Survival; Release.

(a)    The following provisions shall survive the termination of this Agreement: 5.3, 7, 8 (other than 8.6), 9.3 (only in the event of a termination under Section 12.5), 9.4 (only in the event of a termination under Section 12.5), 10, 11, 12.7, 12.8, 13, 14.2, 14.3, 14.4, 14.5, 14.6, 14.8, 14.9 and 14.10.

(b)    Notwithstanding anything to the contrary herein, including Section 12.8(a) above, if a Change of Control Transaction occurs pursuant to an exercise of the Genentech Option concurrently with or following the termination of this Agreement, then:

(i)    all surviving obligations of Company under this Agreement, including without limitation those provisions set forth in Section 12.8(a) above, and any dispute, arbitration or litigation then existing between the Parties, shall be deemed to have terminated automatically effective immediately prior to the close of such Change of Control Transaction;

(ii)    effective immediately prior to the close of a Change of Control Transaction pursuant to the exercise of the Genentech Option, LLS, on behalf of the Indemnitees, hereby irrevocably releases Company, its Affiliates, their respective directors, officers, representatives, employees and agents, and their respective successors, heirs and assigns from any and all liabilities that may have arisen under this Agreement prior to such Change of Control Transaction.

13.	Indemnification.

13.1    Indemnification. Company agrees to indemnify, hold harmless and defend, LLS and LLS’s directors, officers, representatives, employees and agents and their respective successors, heirs and assigns (each an “Indemnitee”) from and against any and all claims, losses, expenses, demands, suits, liability or damage for personal injury, property damage or otherwise, including reasonable attorneys’ fees, incurred in connection with any Third Party suit (collectively “Claims”), to the extent arising directly or indirectly from, relating to, or resulting from (a) any research performed under this Agreement, including research undertaken by one or more investigators or subcontractors pursuant to one or more agreements between Company and its subcontractors and investigators, (b) any Product developed in whole or in part from such research, (c) any claim that Company’s conduct of the Research Program infringes or misappropriates intellectual property of any Third Party, (d) any material breach of Company’s representations, warranties, covenants or obligations under this Agreement, and (e) the conduct of Company’s business or operations outside of the Research Program.

Notwithstanding the foregoing, Company shall have no obligations pursuant to this Agreement to defend or indemnify LLS from any Claim to the extent it arises from (w) LLS’s negligence or willful misconduct, (x) any material breach by LLS of its representations, warranties, covenants or obligations under this Agreement, (y) the conduct by LLS of its business or operations outside of the Research Program, or (z) any activities conducted by LLS or its Affiliates or licensees under the Interruption License.

13.2    Indemnification Procedures.

(a)    In the case of any Claim asserted against an Indemnitee, such Indemnitee shall (i) notify Company in writing as soon as it becomes aware of any Claim and shall permit Company (at the expense of Company) to assume defense or settlement of any Claim and (ii) cooperate fully with the legal representative chosen by Company, who shall be reasonably satisfactory to Indemnitee, provided that the failure of any Indemnitee to give notice as provided herein shall not relieve Company of its indemnification obligation hereunder except to the extent that such failure results in a lack of actual notice to Company and Company is materially prejudiced as a result of such failure to give notice.

(b)    Except with the prior written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed, Company shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnitee or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim.

13.3    Insurance. Company shall obtain and maintain during the term of this Agreement liability, comprehensive, and workers’ compensation insurance with a reputable insurance company to protect against those insurable risks that Company may incur in connection with the performance of its obligations under this Agreement. Company will provide, upon request, evidence of any such policies of insurance.

13.4    Limitation on Liability. EXCEPT FOR COMPANY’S OBLIGATIONS TO INDEMNIFY A THIRD PARTY PURSUANT TO SECTION 13.1, IT IS AGREED BY THE PARTIES THAT NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, ARISING OUT OF THIS AGREEMENT OR ITS SUBJECT MATTER, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, THE AGGREGATE AMOUNT OF COMPANY’S ENTIRE LIABILITY HEREUNDER, INCLUDING, WITHOUT LIMITATION FOR ALL PAYMENT OBLIGATIONS UNDER SECTIONS 9, 12 AND 13.1, SHALL IN NO EVENT EXCEED THE PAYMENT CAP.

14.	Miscellaneous Provisions.

14.1    Relationship of Parties. The Parties do not intend this Agreement to create a legal partnership, joint venture, or agency relationship. There are no third party beneficiaries to this Agreement. The activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity and the Parties shall have a relationship of independent contractors with respect to each other. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

14.2    Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without giving effect to its principles or rules of conflict of laws.

14.3    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. This Agreement may be executed and delivered by facsimile or electronic transmission, which shall be binding on the Party delivering a copy via facsimile or electronic transmission.

14.4    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

14.5    Assignment and Subcontracting. This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that Company may assign this Agreement in whole or in part to an Affiliate or to a successor in connection with a Change of Control Transaction, Rights Transfer Transaction, or the sale of that portion of Company’s assets or business to which this Agreement relates. Any assignment or attempted assignment in violation of this provision shall be null and void unless agreed upon in writing by both Parties.

14.6    Entire Agreement; Amendment and Waiver. This Agreement and all Exhibits attached hereto, constitute the entire agreement and understanding of the Parties with respect to the subject matter of the Agreement and supersedes any prior and contemporaneous understandings, proposals and agreements, whether written or oral, between the Parties relating to its subject matter (including the Company Proposal and the Confidentiality Agreement). Any amendment, alteration or modification must be in writing and signed by the Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar. The RAC shall have no right to amend alter, modify or waive any provision of this Agreement.

14.7    Notice. Any notice required or permitted to be given hereunder shall be deemed given: when personally delivered; upon confirmed receipt of electronic delivery by facsimile; upon receipt by delivery by recognized overnight delivery service; or five (5) days after being deposited in the mail, with postage prepaid for certified mail, return receipt requested, addressed as follows:

CONSTELLATION PHARMACEUTICALS, INC.

Address:	215 First Street, Suite 200, Cambridge, MA 02142

Senior Management:	Keith Dionne Chief Executive Officer	(f): [**]

For Legal Issues:	Chief Business Officer	(f): [**]

With a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP Attention: Steven D. Singer	7 World Trade Center 250 Greenwich Street New York, NY 10007 (f): 212-230-8888

THE LEUKEMIA & LYMPHOMA SOCIETY

Address:	1311 Mamaroneck Ave., Suite 310, White Plains, NY 10605

Senior Management:	Richard Winneker, Ph.D. Senior VP, Research	(f): [**]

For Legal Issues:	James Nangle Chief Financial Officer	(f): [**]

With a copy to:	Schaner & Lubitz, PLLC Attention: Kenneth I. Schaner	6931 Arlington Rd., Suite 200 Bethesda, MD 20814 [**]

or, in each case, to such other address or facsimile number or to the attention of such other person as may be specified in writing by such Party to the other Party.

14.8    Severability. If any provision of this Agreement is inoperative or unenforceable for any reason in any jurisdiction, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

14.9    Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

14.10    Construction of this Agreement. In any construction of this Agreement, the Agreement shall not be construed against any Party based upon the identity of the drafter of the Agreement or any provision of it.

14.11    Further Assurances. Each Party agrees to execute all such further instruments and documents and take all such further actions as the other Party may reasonably require in order to effectuate the terms hereof.

14.12    Force Majeure. Neither Party will be in breach hereof by reason of its delay in the performance of or failure to perform any of its obligations hereunder, if that delay or failure is caused by strikes, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, compliance with governmental priorities for materials, or any fault beyond its reasonable control. In such event Company or LLS, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CONSTELLATION PHARMACEUTICALS, INC.

By:	/s/ Keith Dionne

Print Name:	Keith Dionne

Title:	CEO

THE LEUKEMIA & LYMPHOMA SOCIETY

By:	/s/ James T. Nangle

Print Name:	James T. Nangle

Title:	Chief Financial Officer

EXHIBIT A

Budget

Stage or Phase [**] Early Development – Preclinical and Phase I Clinical
Start Date: 1Q 2012	End Date: 2Q 2015
	Justification	Funding Request	Other Funding (internal or external)	Total budget
[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
Subtotal		[**]	[**]	[**]
[**]
[**]	[**]	[**]	[**]	[**]
Subtotal		[**]	[**]	[**]
[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]
Subtotal		[**]	[**]	[**]

Total		$7,500,000	[**]	[**]

[**]

CONFIDENTIAL

EXHIBIT B

Calculation of Allocable Portion

The Allocable Portion of a payment is:

[**].

CONFIDENTIAL

EXHIBIT C

Milestones and Payments

LLS and Company agree to the following provisions regarding timelines, Milestones and Payments in performance of the Research Program under the terms of the Agreement.

Milestones	Payment	Projected Date
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

[**].

CONFIDENTIAL

EXHIBIT D

Research Plan

Project Title

Development of [**], an inhibitor of BET protein bromodomains, for the treatment of patients with hematologic malignancies

Project Descriptors

Disease Diagnostic Group ☒ Lymphoma ☒ Leukemia ☒ Myeloma ☐ Other ☐ Not Assignable
Specific Disease (if assignable)
Patients with lymphoma, myeloma or acute leukemia
Technology
☒ Small Molecule Therapeutic ☐ Delivery Technology	☐ Biological Therapeutics ☐ Medical Device	☐ Device/Diagnostic ☐ Other
Current Stage of Project
[**].
Target / Pathway / Mechanism of Action
[**].
Total Funding Requested and Timeframe 7.5 million USD is requested. [**].

CONFIDENTIAL

Summary

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of 11 pages were omitted. [**]

CONFIDENTIAL

EXHIBIT E

Report and RAC Meeting Schedules

DELIVERABLE	DUE DATE

[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

[**]	[**]

CONFIDENTIAL

Research Advisory Committee Meetings

The Parties have tentatively agreed upon a schedule of Research Advisory Committee Meetings. Additional meetings may be scheduled and the Team Leaders, upon mutual agreement, may change such meeting dates.

Meetings	Date

RAC Meeting 1 (RAC 1)	[**]

RAC Meeting 2 (RAC 2)	[**]

RAC Meeting 3 (RAC 3)	[**]

RAC Meeting 4 (RAC 4)	[**]

RAC Meeting 5 (RAC 5)	[**]

RAC Meeting 6 (RAC 6)	[**]

RAC Meeting 7 (RAC 7)	[**]

RAC Meeting 8 (RAC 8)	[**]

RAC Meeting 9 (RAC 9)	[**]

RAC Meeting 10 (RAC 10)	[**]

RAC Meeting 11 (RAC 11)	[**]

RAC Meeting 12 (RAC 12)	[**]

RAC Meeting 13 (RAC 13)	[**]

RAC Meeting 14 (RAC 14)	[**]

RAC Meeting 15 (RAC 15)	[**]

CONFIDENTIAL

EXHIBIT F

Form of Warrant

CONFIDENTIAL

AMENDMENT NO. 1 TO

RESEARCH, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Amendment No. 1 (“First Amendment”) to the Research, Development and Commercialization Agreement dated July 31, 2012, between CONSTELLATION PHARMACEUTICALS, INC., a corporation organized under the laws of the State of Delaware with its principal office at 215 First Street, Suite 200, Cambridge, MA 02142 (“Company”), and THE LEUKEMIA AND LYMPHOMA SOCIETY, a New York nonprofit corporation with its principal office at 1311 Mamaronek Avenue, White Plains, NY 10605 (“LLS”) (the “Agreement”), is entered into as of April 9, 2013 (the “First Amendment Date”). Each capitalized term used in this First Amendment that is not defined herein shall have the meaning ascribed to it in the Agreement. All references herein to Sections are to Sections of the Agreement.

RECITALS

WHEREAS, the Agreement contemplated the advancement of compound [**] as Company’s lead development candidate in the Field; and

WHEREAS, based on research to date, [**] is no longer Company’s lead development candidate in the Field;

WHEREAS, LLS and Constellation have determined that it is in their mutual interest to pursue further discussions and possible research and development of other compounds under the Agreement pursuant to this First Amendment;

WHEREAS, the Company has identified an additional compound of interest for research and possible development, and may identify other compounds that may be of interest that the Company would like to continue to research and possibly develop, in the Field under the terms of the Agreement; and

WHEREAS, LLS and the Company wish to enter into this First Amendment to provide for LLS’s funding of such additional compounds following receipt of LLS’s approval;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, Company and LLS hereby enter into this First Amendment effective as of the First Amendment Date as follows:

1.    Section 1.9 is hereby amended to read in its entirety as follows:

“1.9 “Compound” shall mean either (a) Company’s proprietary compound identified as [**], or (b) the first other BET Compound with respect to which LLS makes a Go Decision pursuant to Section 2.1(d), including in each case ((a) or (b)), any metabolite, free form, salt, solvate, hydrate, anhydrous form, optical isomer or polymorph of such compound.”

2.    Section 1.36 is hereby amended to read in its entirety as follows:

“1.36 “Product” shall mean any form or dosage of pharmaceutical composition or preparation in finished form labeled and packaged for sale that contains the Compound as an active ingredient.”

3.    Section 1.43 is hereby amended to read in its entirety as follows:

“1.43 “Research Program” shall mean the preclinical and clinical development activities with respect to the Compound based on the Research Plan that are conducted by Company and funded in part by LLS.”

4.    Section 1.53 is hereby added to the Agreement to read as follows:

“1.53 “BET Compound” shall mean any Company proprietary, internally developed compound that (a) is targeted to any one (or more) of the following [**] tandem bromodomain-containing proteins, including but not limited to wildtype proteins, any engineered or disease associated mutants, any polymorphisms, any splice variants and any translocations: [**] and (b) is designed for, and is being researched for, use in the Field.”

5.    Section 1.54 is hereby added to the Agreement to read as follows:

“1.54 “First Amendment Date” shall mean April 9, 2013.

6.    Section 2.11 is hereby added to the Agreement to read as follows:

“2.11 Go Decisions.

(a)    To the extent permitted under its agreements with Third Parties as of the Effective Date, Company shall, during the term of this Agreement until [**], propose to LLS for potential funding by LLS each BET Compound with respect to which Company completes GLP toxicity testing in accordance with die remaining provisions of this Section 2.11, which, for clarity, may include [**].

(b)    LLS shall have [**] (the “Diligence Period”) from the date on which Company provides LLS with a draft GLP toxicity report for a BET Compound to decide whether LLS wishes to provide funding for the research and possible development of such BET Compound by notifying Constellation of such decision (such decision, if positive and provided to Company during the Diligence Period, a “Go Decision”). During the applicable Diligence Period, Constellation shall furnish such additional information that LLS reasonably requests regarding the applicable BET Compound to the extent LLS requires such information to determine whether to make the Go Decision.

(c)    LLS shall not be required to provide funding for the preclinical development of any BET Compound unless LLS makes a Go Decision with respect to such BET Compound. For clarity, from and after the First Amendment Date, unless and until LLS makes a Go Decision with respect to [**], (i) LLS shall not be required to provide any further funding for [**] and (ii) Company shall have no research or development obligations under this Agreement, and LLS shall have no right to provide an Interruption Notice, with respect to [**].

(d)    The first BET Compound, if any, for which LLS makes a Go Decision within the applicable Diligence Period shall become the Compound under this Agreement, at which time LLS shall provide Funding for such BET Compound, the amount of which Funding shall be subject to any applicable cap and shall take into account Funding amounts previously paid for [**]. Promptly following such Go Decision, Company and LLS shall diligently negotiate in good faith revised dates specified in Exhibit A, revised Projected Dates specified in Exhibit C and revised RAC meeting dates in Exhibit E, following which Company and LLS shall so amend such Exhibits, all references to “[**]” in Exhibits A and C shall be amended to refer to such BET Compound, and the Research Program shall proceed in accordance with Exhibits A, C and E as so amended. If the Parties, despite diligent good faith efforts, have not so amended Exhibit A, C and E within [**] after such Go Decision, neither Party shall have any obligation to the other Party with respect to such BET Compound, such Go Decision shall be disregarded for purposes of this Agreement, and this paragraph (d) (and not paragraph (e) below) shall apply to the next Go Decision thereafter, if any.

(e)    If LLS makes a Go Decision for more than one BET Compound, then, promptly following the second and each subsequent Go Decision, Company and LLS shall diligently negotiate in good faith the terms of a separate agreement for the funding, research, development and commercialization of the applicable BET Compound in the Field, which agreement the Parties anticipate shall contain terms substantially equivalent to those in this Agreement, but with Funding, Milestones, Research Plan and Budget that are appropriate for the applicable BET Compound. Company’s obligation to enter into any such separate agreement shall be subject to Company’s receipt of any required consent, which include but are not limited to any consent that may be required from Genentech Inc. and/or Company’s stockholders, which consents Company shall use good faith efforts to obtain. If the Parties, despite diligent good faith efforts, have not entered into such separate agreement with respect to a BET Compound within [**] after the applicable Go Decision, neither Party shall have any obligation to the other Party with respect to such BET Compound.”

7.    Section 12.1 is hereby amended to read in its entirety as follows:

“12.1 Term and Termination. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Section 12, shall terminate (a) on the first anniversary of the First Amendment Date if LLS does not make a Go Decision prior to such date, or (b) if LLS makes a Go Decision prior to such date, when there are no longer any payment obligations owing from Company to LLS pursuant to Section 9.3, or, if applicable, from LLS to Company pursuant to Section 9.5. If this Agreement terminates pursuant to clause (a) of this Section 12.1, Company shall return to LLS within [**] after termination the $[**] in unexpended Funding that Company held as of the First Amendment Date, which obligation shall survive such termination. If LLS makes a Go Decision prior to the first anniversary of the First Amendment Date, LLS shall have the right to terminate the Agreement on ninety (90) days’ notice if any of the following occurs: (x) any Projected Date listed for a development Milestone in Exhibit C is delayed by more than one hundred twenty (120) days (a “Program Delay”) and LLS and Company decide by mutual agreement that the program has suffered irreparable damage that would not be remedied even by undertaking reasonable efforts to address the cause of the Program Delay, such that the long-term viability of the program is put into question; provided, however, that if a Program Delay occurs that does not result in termination under this clause, then all subsequent Projected Dates will be correspondingly adjusted to reflect the actual delay in achieving the Milestone in question; (z) LLS determines that it has insufficient funds to complete the full Funding under the Agreement, as determined by a Board Directive to cut Program(s) Funding,”

8.    The Parties hereby confirm and agree that, except as amended by this First Amendment, the Agreement remains in full force and effect and is a binding obligation of the Parties. The provisions of Section 14 (Miscellaneous Provisions) are hereby incorporated by reference herein, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have set their hand to this First Amendment as of the date first written above.

CONSTELLATION PHARMACEUTICALS, INC.

By:	/s/ Matthias Jaffe

Name:	Matthias Jaffe

Title:	CEO

THE LEUKEMIA & LYMPHOMA SOCIETY

By:	/s/ James T. Nangle

Name:	James T. Nangle

Title:	CEO

AMENDMENT NO. 2 TO

RESEARCH, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Amendment No. 2 (“Second Amendment”) to the Research, Development and Commercialization Agreement dated July 31, 2012 and amended on April 9, 2013, between CONSTELLATION PHARMACEUTICALS, INC., a corporation organized under the laws of the State of Delaware with its principal office at 215 First Street, Suite 200, Cambridge, MA 02142 (“Company”), and THE LEUKEMIA AND LYMPHOMA SOCIETY, a New York nonprofit corporation with its principal office at 1311 Mamaroneck Avenue, White Plains, NY 10605 (“LLS”) (the “Agreement”), is entered into as of June 25, 2013 (the “Second Amendment Date”). Each capitalized term used in this Second Amendment that is not defined herein shall have the meaning ascribed to it in the Agreement, All references herein to Sections are to Sections of the Agreement.

RECITALS

WHEREAS, LLS has made a Go Decision for the development of CPI-0610 as Company’s lead development candidate in the Field; and

WHEREAS, LLS and the Company wish to enter into this Second Amendment to provide for LLS’s funding of CPI-0610 following receipt of LLS’s Go Decision;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged. Company and LLS hereby enter into this Second Amendment effective as of the Second Amendment Date as follows:

1.	Exhibit C is hereby deleted from the Agreement and replaced by the Exhibit C attached hereto.

2.	The Parties hereby confirm and agree that, except as amended by this Second Amendment, the Agreement remains in full force and effect and is a binding obligation of the Parties, The provisions of Section 14 (Miscellaneous Provisions) are hereby incorporated by reference herein, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have set their hand to this Second Amendment as of the date first written above.

CONSTELLATION PHARMACEUTICALS, INC.

By:	/s/ Matthias Jaffe

Name:	Matthias Jaffe

Title:	CEO

THE LEUKEMIA & LYMPHOMA SOCIETY

By:	/s/ James T. Nangle

Name:	James T. Nangle

Title:	CEO

EXHIBIT C

Milestones and Payments

LLS and Company agree to the following provisions regarding timelines, Milestones and Payments in performance of the Research Program under the terms of the Agreement.

Milestones	Payment	Projected Date
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

[**].

AMENDMENT NO. 3 TO

RESEARCH, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Amendment No. 3 (“Third Amendment”) to the Research, Development and Commercialization Agreement dated July 31, 2012 and most recently amended on June 25, 2013, between CONSTELLATION PHARMACEUTICALS, INC., a corporation organized under the laws of the State of Delaware with its principal office at 215 First Street, Suite 200, Cambridge, MA 02142 (“Company”), and THE LEUKEMIA AND LYMPHOMA SOCIETY, a New York nonprofit corporation with its principal office at 1311 Mamaroneck Avenue, White Plains, NY 10605 (“LLS”) (the “Agreement”), is entered into as of June 10, 2014 (the “Third Amendment Date”). Each capitalized term used in this Third Amendment that is not defined herein shall have the meaning ascribed to it in the Agreement. All references herein to Sections are to Sections of the Agreement.

RECITALS

WHEREAS, LLS and the Company wish to enter into this Third Amendment to provide for LLS’s funding of CPI-0610;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, Company and LLS hereby enter into this Third Amendment effective as of the Third Amendment Date as follows:

1.	Exhibit C is hereby deleted from the Agreement and replaced by the Exhibit C attached hereto.

2.	The Parties hereby confirm and agree that, except as amended by this Third Amendment, the Agreement remains in full force and effect and is a binding obligation of the Parties. The provisions of Section 14 (Miscellaneous Provisions) are hereby incorporated by reference herein, mutatis mutandis.

[Signature page follows]

EXHIBIT C

Milestones and Payments

LLS and Company agree to the following provisions regarding timelines, Milestones and Payments in performance of the Research Program under the terms of the Agreement.

Milestones	Payment	Projected Date
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

[**]

IN WITNESS WHEREOF, the Parties hereto have set their hand to this Second Amendment as of the date first written above.

CONSTELLATION PHARMACEUTICALS, INC.

By:	/s/ Matthias Jaffe

Name:	Matthias Jaffe

Title:	CEO

THE LEUKEMIA & LYMPHOMA SOCIETY

By:	/s/ Rosemarie Loffredo

Name:	Rosemarie Loffredo

Title:	Chief Administrative Officer and
Chief Financial Officer

AMENDMENT NO. 4 TO

RESEARCH, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Amendment No. 4 (“Fourth Amendment”) to the Research, Development and Commercialization Agreement dated July 31,2012 and most recently amended on June 10,2014, between CONSTELLATION PHARMACEUTICALS, INC., a corporation organized under the laws of the State of Delaware with its principal office at 215 First Street, Suite 200, Cambridge, MA 02142 (“Company”), and THE LEUKEMIA AND LYMPHOMA SOCIETY, a New York nonprofit corporation with its principal office at 3 International Drive, Rye Brook, NY 10375 (“LLS”) (the “Agreement”), is entered into as of March 3, 2016 (the “Fourth Amendment Date”). Each capitalized term used in this Fourth Amendment that is not defined herein shall have the meaning ascribed to it in the Agreement. All references herein to Sections are to Sections of the Agreement.

RECITALS

WHEREAS, LLS and the Company wish to enter into this Fourth Amendment to provide for LLS’s funding of CPI-0610;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, Company and LLS hereby enter into this Fourth Amendment effective as of the Fourth Amendment Date as follows:

1.	Exhibit C is hereby deleted from the Agreement and replaced by the Exhibit C attached hereto.

2.	The Parties hereby confirm and agree that, except as amended by this Fourth Amendment, the Agreement remains in full force and effect and is a binding obligation of the Parties. The provisions of Section 14 (Miscellaneous Provisions) are hereby incorporated by reference herein, mutatis mutandis.

[Signature page follows]

EXHIBIT C

Milestones and Payments

LLS and Company agree to the following provisions regarding timelines, Milestones and Payments in performance of the Research Program under the terms of the Agreement.

Milestones	Payment	Projected Bate
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

[**].

IN WITNESS WHEREOF, the Parties hereto have set their hand to this Second Amendment as of the date first written above.

CONSTELLATION PHARMACEUTICALS, INC.

By:	/s/ Matthias Jaffe

Name:	Matthias Jaffe

Title:	CEO

THE LEUKEMIA & LYMPHOMA SOCIETY

By:	/s/ Lee Greenberger

Name:	Lee Greenberger

Title:	CSO